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                                                                    Exhibit a(9)
Frontstep, Inc.
Letter Regarding Offer to Exchange

To Our Employees:

     When we announced our stock option exchange offer last month we also filed related tender offer materials with the Securities and Exchange Commission (the "SEC"). As is common practice, the SEC has reviewed and provided comments to us regarding our filing. We have addressed the SEC's comments by amending the Offer to Exchange and other related documents which had been previously delivered to all of our eligible employees. These amendments include, among other changes, the exclusion from the exchange offer of those outstanding options which have an exercise price per share which is less than the market price per share of our common shares on the expiration date of the offer.

     Copies of the amended Offer to Exchange, Election Form, Change of Election Form and form of Confirmation of Acceptance are being sent to each of our eligible employees today by mail. For your convenience, the amended documents have been marked to reflect the changes from the versions previously delivered to you.

     Please note that those of you who already have tendered options for exchange may not need to take any additional action. Your submitted Election Form will be considered to be subject to the provisions of the amended Offer to Exchange and amended Election Form and you need not fill out the new amended Election Form for such options. You may, however, withdraw your tendered options at any time before the offer expires.

     Since we only recently received the SEC comments and are sending the amended Offer to Exchange today, we are extending the expiration date by one full week, which is currently scheduled for 5:00 p.m., Eastern Time, on November 30, 2001, and will now expire at 5:00 p.m., Eastern Time, on December 7, 2001.

     For more information about our stock option exchange program, please contact:

           Daniel P. Buettin
           Vice President, Chief Financial Officer and Secretary
           Frontstep, Inc.
           2800 Corporate Exchange Drive
           Columbus, OH 43231

           telephone: (614) 523-7136 facsimile: (614) 895-2972